As filed with the Securities and Exchange Commission on August 9, 2007
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Biophan Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	82-0507874 (I.R.S. Employer identification No.)

15 Schoen Place, Pittsford, NY 14534

(Address of principal executive offices) (Zip Code)

2006 Incentive Stock Plan
(full title of the plan)

Michael L. Weiner, President
Biophan Technologies, Inc.
15 Schoen Place
Pittsford, NY 14534

(Name and address of agent for service)

(585) 267-4800
(Telephone number, including area code, of agent for service)

With a copy to:

Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
Phone (212) 930-9700
Fax (212) 930-9725

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0005 par value	7,500,000(1)	$0.24(2)	$1,800,000	$55.26

(1)	Represents shares of common stock underlying our 2006 Incentive Stock Plan.
(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on August 2, 2007.

EXPLANATORY NOTE

This Registration Statement is being filed in accordance with the requirements of Form S-8 in order to register an aggregate of 7,500,000 shares of our common stock, par value $0.005 per share, issuable under our 2006 Incentive Stock Plan.

In addition, the Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of up to an aggregate of 6,472,328 shares of our common stock, under our 2006 Incentive Stock Plan.

PART I

Item 1.            Plan Information.

Biophan Technologies, Inc. ("We", "us", "our company" or "Biophan") will provide each participant (the "Recipient") with documents that contain information related to our 2006 Incentive Stock Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement on Form S-8 (the "Registration Statement"). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives common shares covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.            Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Michael L. Weiner, President
15 Schoen Place
Pittsford, NY 14534
Telephone: (585) 267-4800

REOFFER PROSPECTUS

Biophan Technologies, Inc.
6,472,328 Shares of
Common Stock

This reoffer prospectus relates to the sale of up to 6,472,328 shares of our common stock, $.005 par value per share, that may be offered and resold from time to time by certain eligible participants and existing selling shareholders identified in this prospectus for their own account issuable pursuant to our 2006 Incentive Stock Plan. It is anticipated that the selling shareholders will offer common shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling shareholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling shareholders will be borne by us.

The shares of common stock will be issued pursuant to awards granted under our 2006 Incentive Stock Plan. This reoffer prospectus has been prepared for the purposes of registering the common shares under the Securities Act to allow for future sales by selling shareholders on a continuous or delayed basis to the public without restriction.

Our common stock is quoted on the OTC Bulletin Board under the symbol BIPH. The closing sale price for our common stock on August 2, 2007 was $0.24 per share.

Investing in our common stock involves risks. See "Risk Factors" on page 2 of this reoffer prospectus. These are speculative securities.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 9, 2007.

BIOPHAN TECHNOLOGIES, INC.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

PROSPECTUS SUMMARY

We were incorporated in the State of Idaho on August 1, 1968, under the name Idaho Copper and Gold, Inc. On February 9, 1999, we changed our name to Idaho Technical, Inc. On January 24, 2000, we changed our domicile to Nevada by merging into our wholly-owned Nevada subsidiary. We began our current line of business on December 1, 2000. On December 1, 2000, we changed our name to GreatBio Technologies, Inc. and on July 19, 2001, we changed our name to Biophan Technologies, Inc.

From inception through May 31, 2007, we have incurred cumulative net losses of $49,510,105. Since December 1, 2000, we have relied almost entirely on sales of our securities and loans to fund our operations.

Our principal executive offices are located at 15 Schoen Place, Pittsford, New York 14534 and our telephone number is (585) 267-4800.

The Offering

Common stock outstanding before the offering	97,398,918 shares.

Common stock issuable upon exercise of outstanding options which may be offered pursuant to this prospectus	6,472,328 shares

Common stock to be outstanding after the offering	103,871,246 shares, which includes 6,472,328 shares issuable upon exercise of outstanding stock options.

Use of proceeds
We will receive the exercise price from the sale of shares to the selling stockholders when, and if, such selling stockholders exercise their stock options. Any proceeds received by us from the exercise of such stock options will be used for general working capital purposes.

OTC Bulletin Board Symbol	BIPH

Risk Factors	The purchase of common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 7.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in our common stock. If any of the following risks actually materializes, our business, financial condition and results of operations would suffer. The trading price of our common stock could decline as a result of any of these risks, and you might lose all or part of your investment in our common stock. You should read the section entitled "Forward-Looking Statements" immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

WE MAY BE SUBJECT TO LIABILITY IN THE FORM OF A CLAIM FOR RESCISSION BY CERTAIN SHAREHOLDERS.

As a result of our Forbearance Agreement with certain investors dated February 16, 2007, the Securities and Exchange Commission may take the position that the sale of the $7,250,000 of senior secured convertible notes had not been completed before we filed the registration statement of which this prospectus is a part and as such we may have issued securities without a valid exemption in violation of Section 5 of the Securities Act of 1933, as amended, for such placement. The $7,250,000 of senior secured convertible notes are convertible by the investors into 10,820,896 shares of common stock. As additional consideration for the senior secured convertible notes we issued the investors warrants to purchase 10,820,896 shares of our common stock and in connection with the execution of the Forbearance Agreement we issued the investors addition warrants to purchase an aggregate of 60,000 shares of our common stock.

If the Securities and Exchange Commission takes the position that the foregoing was a violation of Section 5 of the Securities Act of 1933, as amended, the investors may be entitled to, among other penalties or fines which may be assessed against us and the right to demand rescission of the offering. In that case, we would be required to pay each investor the amount we received as consideration for the securities issued under an invalid exemption, plus any interest accrued with respect to such amount at the applicable rate, and the securities would be cancelled.

WE MAY BE REQUIRED TO PAY LIQUIDATED DAMAGES AND/OR PENALTIES TO THE HOLDERS OF THE $7,250,000 OF SENIOR SECURED CONVERTIBLE NOTES DUE TO THE FACT THAT WE ARE IN DEFAULT UNDER THE TERMS THEREOF.

In connection with our Securities Purchase Agreement dated October 11, 2006 with Iroquois Master Fund Ltd and other private investors since our registration statement with respect to the shares underlying the $7,250,000 of Senior Secured Convertible Notes had not yet been declared effective by the Securities and Exchange Commission in accordance with the Agreement, we are obligated to pay liquidated damages in the amount of 1.0% of the face amount of the issued and outstanding Senior Secured Convertible Notes. In addition, pursuant to the terms of the Senior Secured Convertible Notes we are required to make scheduled payments of principal and interest. Beginning on February 1, 2007 we were obligated to make monthly payments of $219,696.97 principal and we were obligated to make interest payments quarterly. While we made an initial interest payment of $165,081, we failed to make subsequent timely payments. In the event of a default of our obligations under the Senior Secured Convertible Notes the investors are entitled to, among other remedies, demand that we repurchase the outstanding principal at a repurchase price equal to 110%.

Although we entered into a Forbearance Agreement with the investors dated February 16, 2007 to postpone the foregoing obligations, the Forbearance Agreement has since expired. Accordingly, we are still obligated to make payments of liquidated damages and principal and interest payments under the Senior Secured Convertible Notes, which had been postponed, but not waived under the Forbearance Agreement. As of the date hereof, while principal and interest payments are current, we are in default of our obligations to make any payment to the investors of liquidated damages, but the investors have not demanded payment. We are currently unable to make any payments due and owing to the investors in cash and since the Senior Secured Convertible Notes are secured by all of our assets any demand from the investors would result in a foreclosure on our assets and a resulting termination of our operations.

WE ARE A BUSINESS WITH A LIMITED OPERATING HISTORY AND ARE NOT LIKELY TO SUCCEED UNLESS WE CAN OVERCOME THE MANY OBSTACLES WE FACE.

We are an early-stage research and development company with limited prior business operations and no material revenues to date. We are presently engaged in the development of certain technologies for use with medical procedures and biomedical devices. Because of our limited operating history, you may not have adequate information on which you can base an evaluation of our business and prospects. To date, our efforts have been devoted primarily to the following:

o organizational activities;

o developing a business plan;

o obtaining funding;

o conducting research and working toward the ultimate successful development of our technologies;

o aggressively patenting our intellectual property;

o licensing technology from third parties related to our business; and

o marketing to major biomedical device manufacturers.

In order to establish ourselves in the medical device market, we are dependent upon continued funding and the successful development and marketing of our products. You should be aware of the increased risks, uncertainties, difficulties, and expenses we face as a research and development company and that an investment in our common stock may be worthless if our business fails.

WE HAVE A HISTORY OF LOSSES AND A LARGE ACCUMULATED DEFICIT AND WE EXPECT FUTURE LOSSES THAT MAY CAUSE OUR STOCK PRICE TO DECLINE.

For the fiscal years ended February 28, 2007, 2006 and 2005, we incurred net losses of $17,722,411, $14,484,384, $5,793,547, respectively. We have incurred cumulative net losses from inception through February 28, 2007 of $49,692,069. We expect to continue to incur losses as we spend additional capital to develop and market our technologies and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or, if we do, that we will be able to continue earning such revenues or profit. Also, our current financial condition may limit our ability to develop and ultimately market our technologies. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

THE INABILITY TO RETAIN AND ATTRACT KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS AND PLAN OF OPERATIONS.

We believe that our future success will depend on the abilities and continued service of certain of our senior management and executive officers, particularly our President and those persons involved in the research and development of our products. If we are unable to retain the services of these persons, or if we are unable to attract additional qualified employees, researchers, and consultants, we may be unable to successfully finalize and eventually market our medical devices and other products being developed, which will have a material adverse effect on our business.

OUR RESEARCH AND DEVELOPMENT EFFORTS MAY NOT RESULT IN COMMERCIALLY VIABLE PRODUCTS, WHICH COULD RESULT IN A DECLINE OF OUR STOCK PRICE AND A LOSS OF YOUR INVESTMENT.

Our technologies are in the development stage. Further research and development efforts will be required to develop these technologies to the point where they can be incorporated into commercially viable or salable products. We have set forth in this prospectus our proposed research and development program as it is currently conceived. We cannot assure you, however, that this program will be accomplished in the order or in the time frame set forth. We reserve the right to modify the research and development program. We may not succeed in developing commercially viable products from our technologies. Also, our research and development efforts are aimed at technology that will enable certain medical procedures and biomedical devices to become safe and compatible with MRI diagnostics. If MRI diagnostics are replaced by the healthcare industry, our technology and products, if any, may become obsolete. If we are not successful in developing commercially viable products or if such products become obsolete, our ability to generate revenues from our technologies will be severely limited. This would result in the loss of all or part of your investment.

  WE MAY NOT BE ABLE TO DEVELOP A MARKET FOR OUR TECHNOLOGY, WHICH WILL LIKELY CAUSE OUR STOCK PRICE TO DECLINE.

The demand and price for our technology and related products will be based upon the existence of markets for the technology and products and the markets for products of others, which may utilize our technology. The extent to which we may gain a share of our intended markets will depend, in part, upon the cost effectiveness and performance of our technology and products when compared to alternative technologies, which may be conventional or heretofore unknown. If the technology or products of other companies provide more cost-effective alternatives or otherwise outperform our technology or products, the demand for our technology or products may be adversely affected. Our success will be dependent upon market acceptance of our technology and related products. Failure of our technology to achieve and maintain meaningful levels of market acceptance would materially and adversely affect our business, financial condition, results of operations, and market penetration. This would likely cause our stock price to decline.

IF WE ARE NOT ABLE TO COMPETE EFFECTIVELY IN THE COMPETITIVE MEDICAL DEVICE INDUSTRY, OUR FUTURE GROWTH AND OPERATING RESULTS WILL SUFFER.

Our future success depends on our ability to compete effectively with manufacturers of medical devices, including major manufacturers of pacemakers and other implantable devices that may have internal development programs. We are an early-stage research and development company engaged exclusively in developing our initial technologies. Products using our technologies have not yet been commercialized and we have generated no material revenue from operations. As a result, we may have difficulty competing with larger, established medical device companies. Most of our potential competitors will be established, well-known companies that have:

o substantially greater financial, technical and marketing resources;

o larger customer bases;

o better name recognition;

o related product offerings; and

o larger marketing areas.

Companies such as Medtronic Incorporated, Guidant Corporation, St. Jude Medical, Boston Scientific Corporation, and Johnson & Johnson are major, international providers of active medical devices currently contraindicated for MRI. Because these companies may possibly develop MRI safe solutions for their own product lines, they may ultimately be in competition with us. These companies represent a wide array of medical devices and products, technologies, and approaches. All of these companies have more resources than we do and, therefore, a greater opportunity to develop comparable products and bring those products to market more efficiently than we can. If we do not compete effectively with current and future competitors, our future growth and operating results will be adversely affected.

WE MAY NOT BE ABLE TO OBTAIN NECESSARY GOVERNMENT APPROVAL TO MARKET OUR TECHNOLOGY WHICH WILL LIKELY CAUSE OUR STOCK PRICE TO DECLINE AND OUR BUSINESS TO FAIL.

Our marketing partners must obtain the approval of the U.S. Food and Drug Administration in order to market our MRI safe technology and Myovad technology. If these approvals are not obtained, or are significantly delayed, our ability to generate revenues may be adversely affected and our development and marketing efforts inhibited. This would most likely cause our stock price to decline and result in the loss of all or part of your investment.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS AND WE MAY INFRINGE THE PROPRIETARY RIGHTS OF OTHERS. OUR INABILITY TO PROTECT OUR RIGHTS COULD IMPAIR OUR BUSINESS AND CAUSE US TO INCUR SUBSTANTIAL EXPENSE TO ENFORCE OUR RIGHTS.

Proprietary rights are critically important to us. We currently have 61 issued U.S. patents and over 60 U.S. and international patents pending. Although we intend to aggressively pursue additional patent protection for our technologies as we continue to develop them, we cannot assure you that any additional patents will be issued. Although we will seek to defend our patents and to protect our other proprietary rights, our actions may be inadequate to protect our patents and other proprietary rights from infringement by others, or to prevent others from claiming infringement by us of their patents and other proprietary rights.

Policing unauthorized use of our technology is difficult, and some foreign laws do not provide the same level of protection as U.S. laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and have a material adverse effect on our future operating results.

FUTURE SALES OF OUR COMMON STOCK WOULD HAVE A DILUTIVE EFFECT ON CURRENT STOCKHOLDERS AND COULD ADVERSELY IMPACT THE MARKET PRICE FOR OUR COMMON STOCK.

Sales of a substantial number of shares of our common stock, or the perception that sales could occur, whether at the then current market price or below the then current market price, could adversely affect prevailing market prices for our common stock. For example, in connection with our issuance of $7,250,000 of senior secured amortizing convertible notes on October 12, 2006, the holders of the notes may elect to convert the notes at any time into shares of our common stock at a price of $0.67 per share (the "Conversion Price"). Payments of interest and principal on the notes may be made, at our option, in cash or shares of our common stock registered for resale under the Securities Act, and if we elect to make payments on the notes in shares, those payments will be based on the lower of (i) the Conversion Price or (ii) 90% of the volume weighted trailing average price per share of our common stock for the 20 trading days ending 23 trading days prior to the date we make a payment. As additional consideration to the purchasers of the notes, we issued five-year warrants that currently permit the investors to purchase an aggregate of 18,034,830 shares of our common stock at an exercise price of $0.51 per share. As further consideration to the purchasers of the notes, we issued one-year warrants to purchase up to 10,820,896 shares of our common stock at a price of $0.67 per share. If the purchasers elect to exercise this one-year warrant, they will also receive additional five-year warrants to purchase our common stock equal to the number of shares purchased under this one-year warrant, with 50% of the additional warrants having an exercise price of 115% of the per share purchase price ($0.77 per share), and the remaining 50% of the additional five-year warrants having an exercise price of 125% of the per share purchase price ($0.84 per share). In addition, if we issue additional shares of our common stock for sale in future financings, our stockholders would experience additional dilution.

BECAUSE OUR PRESIDENT IS AN EQUITY OWNER AND MANAGER OF BIOMED SOLUTIONS, LLC, A SIGNIFICANT CREDITOR OF BIOPHAN, AND BECAUSE A FEW OF OUR DIRECTORS AND OFFICERS ARE AFFILIATES OF OTHER ENTITIES WITH WHOM BIOPHAN HAS SIGNIFICANT BUSINESS RELATIONSHIPS, THERE MAY BE CONFLICTS OF INTEREST THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

Michael L. Weiner, our President and director, is the Manager and a 24.3% beneficial owner of Biomed Solutions LLC, a company engaged in the business of identifying and acquiring technologies in the biomedical field for exploitation. Biomed is a beneficial owner of 9.27% of our outstanding common stock and holds on aggregate of $1,200,000 face amount of our convertible promissory notes. Mr. Weiner is also the Manager and 42.3% equity member of Technology Innovations, LLC, which is a 57% equity member of Biomed. Further, Mr. Weiner is on the board of Myotech, LLC, an entity in which Biomed is a 13% owner and John Lanzafame, our COO, is on the Board of NaturalNano, Inc., the largest shareholder of which is Technology Innovations, LLC. NaturalNano has entered into a research and development agreement with us for drug eluting technology.

Because of the nature of our business and the business of these other entities, the relationships of Messrs. Weiner and Lanzafame with these other entities may give rise to conflicts of interest with respect to certain matters affecting us. Potential conflicts may not always be resolved in a manner that is favorable to us. We believe it is impossible to predict the precise circumstances under which future potential conflicts may arise and therefore intend to address potential conflicts on a case-by-case basis. Under Nevada law, directors have a fiduciary duty to act in good faith and with a view to the best interests of the corporation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements after the date of this prospectus.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

DETERMINATION OF OFFERING PRICE

The selling security holders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

This prospectus relates to sale of shares of common stock issuable upon exercise of currently outstanding stock options that may be offered and sold from time to time by the selling stockholders. We will receive the exercise price from the sale of shares to the selling stockholders when, and if, such selling stockholders exercise their stock options. Any proceeds received by us from the exercise of such stock options will be used for general working capital purposes.

SELLING STOCKHOLDERS

The selling shareholders named in this prospectus (the "Selling Shareholders") are offering all of the 6,472,328 shares offered through this prospectus pursuant to the exercise of stock options granted to the selling shareholders pursuant to our 2006 Incentive Stock Plan.

A total of 7,500,000 shares of common stock have been reserved for issuance under all awards that may be granted under our 2006 Incentive Stock Plan.

If, subsequent to the date of this reoffer prospectus, we grant any further awards under the 2006 Incentive Stock Plan, to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

The following table provides, as of August 9 , 2007 information regarding the beneficial ownership of our common shares held by each of the selling shareholders, including:

1.	the number of common shares owned by each selling shareholder prior to this offering;

2.	the total number of common shares that are to be offered by each selling shareholder;

3.	the total number of common shares that will be owned by each selling shareholder upon completion of the offering; and

4.	the percentage owned by each selling shareholder.

Information with respect to beneficial ownership is based upon information obtained from the selling shareholders. Information with respect to "Shares Beneficially Owned Prior to the Offering" includes the shares issuable upon exercise of the stock options held by the selling shareholders to the extent these options are exercisable within 60 days of August 9, 2007. The "Number of Shares Being Offered" includes the common shares that may be acquired by the selling shareholders pursuant to the exercise of stock options granted to the selling shareholders pursuant to our 2006 Incentive Stock Plan. Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling shareholders. Except as described below and to our knowledge, the named selling shareholder beneficially owns and has sole voting and investment power over all common shares or rights to these common shares.

Because the selling shareholders may offer all or part of the common shares currently owned or the common shares received upon exercise of the options, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of options that will be held upon termination of this offering. The common shares currently owned and the common shares received upon exercise of the options offered by this reoffer prospectus may be offered from time to time by the selling shareholders named below.

	SHARES BENEFICIALLY OWNED PRIOR TO THIS OFFERING (1)			NUMBER OF SHARES BEING OFFERED (3)	SHARES BENEFICIALLY OWNED UPON COMPLETION OF THE OFFERING (1)
NAME	NUMBER		PERCENT (2)		NUMBER		PERCENT (2)

Bradford C. Berk	33,332		*	16,666	16,666		*
William T. Bibens	75,000		*	50,000	25,000		*
Janice Blodget	50,000		*	50,000	0		*
Robert S. Bramson	535,000	(4)	*	337,500	197,500	(4)	*
Sarah M. Cooper	60,000		*	10,000	50,000		*
Rebecca A. Dunn	330,000		*	305,000	25,000		*
David Glocker	24,582		*	14,166	10,416		*
Robert W. Gray	275,000		*	150,000	125,000		*
Theodore A. Greenberg	109,000		*	109,000	0		*
Dian Griesel	150,000		*	150,000	0		*
Herbert A. Hauptman	33,332		*	16,666	16,666		*
Carolyn J. Hotchkiss	99,000		*	54,000	45,000		*
Guenter H. Jaensch	1,568,500	(5)	1.59%	443,500	1,125,000	(5)	1.15%
Raymond Kurzweil	49,998		*	16,666	33,332		*
Bonita L. Labosky	66,000	(6)	*	106,000	0		*

	SHARES BENEFICIALLY OWNED PRIOR TO THIS OFFERING (1)		NUMBER OF SHARES BEING OFFERED (3)	SHARES BENEFICIALLY OWNED UPON COMPLETION OF THE OFFERING (1)
NAME	NUMBER	PERCENT (2)		NUMBER	PERCENT (2)

John F. Lanzafame	1,476,667	(7)	1.49%	895,000	581,667	(7)	*
Jason A. LaPierre	100,000		*	100,000	0		*
Stuart G. MacDonald	1,400,000	(8)	1.42%	545,000	855,000	(8)	*
Ninetta McDonald	62,000		*	52,000	10,000		*
Melissa A. Mahler	500,000		*	500,000	0		*
Andreas Melzer	132,333	(9)	*	83,333	105,250	(9)	*
Douglas J. Naab	100,000		*	100,000	0		*
Laura M. Nelson	49,000		*	4,000	45,000		*
Kevin Parker	49,998		*	16,666	33,332		*
Virginia K. Quinn	74,000		*	54,000	20,000		*
Gregor Schaefers	12,500		*	12,500	0		*
Frank G. Shellock	106,944	(10)	*	8,333	98,611	(10)	*
Lon E. Smith	100,000		*	100,000	0		*
Henry M. Spotnitz	33,332		*	16,666	16,666		*
Toni M. VanDenBergh	74,000		*	54,000	20,000		*
Michael L. Weiner	17,113,669	(11)	16.83%	1,000,000	16,113,669	(11)	16.00%
James Wemett	100,000		*	100,000	0		*
Robert J. Wood	1,205,000		1.22%	645,000	560,000		*
Stan Yakatan	300,000	(12)	*	340,000	0		*
Jianhui Zhong	49,998		*	16,666	33,332		*
TOTAL SHARES OFFERED				6,472,328

* less than one percent

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares, which the selling shareholder has the right to acquire within 60 days.

(2)	Based upon 95,906,381 share of common stock issued and outstanding as of August 9, 2007.

(3)	Represents options to purchase shares of our common stock issued under our 2006 Incentive Stock Plan.

(4)	Does not include 47,500 options that have not vested.

(5)	Includes 225,000 shares owned by Dr. Jaensch’s wife. Dr. Jaensch disclaims beneficial ownership of the shares owned by his wife.

(6)	Does not include 40,000 options that have not vested.

(7)	Does not include 243,333 options that have not vested.

(8)	Does not include 85,000 options that have not vested.

(9)	Does not include 242,500 options that have not vested.

(10)	Does not include 87,500 options that have not vested.

(11)
Includes (i) 200,000 shares owned by A&M, LLC, (ii) 5,910,867 shares owned by Biomed Solutions, LLC and an aggregate of 1,273,087 shares issuable to Biomed Solutions, LLC upon conversion of outstanding convertible promissory notes, (iii) 4,923,080 shares owned by Myotech, LLC, and (iv) 300,644 shares owned by Technology Innovations, LLC. Mr. Weiner is deemed to have voting and investment control over these shares by reason of his status as Manager of A&M, LLC, Manager of Biomed Solutions, LLC and Technology Innovations, LLC and as a member of the Board of Directors of Myotech, LLC; he disclaims beneficial ownership except to the extent of his pecuniary interest in A&M, LLC, Biomed Solutions, LLC, Technology Innovations, LLC, and Myotech, LLC. Does not include 200,000 options that have not vested.

(12)	Does not include 40,000 options that have not vested.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

PLAN OF DISTRIBUTION

Timing of Sales

Under our 2006 Incentive Stock Plan (the “Plan”), we are authorized to issue up to 7,500,000 shares of our common stock.

Subject to the foregoing, the selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the selling shareholders determine from time to time.

Manner of Sale

The common shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	Purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	in transactions to cover short sales;

6.	privately negotiated transactions; or

7.	in a combination of any of the above methods.

The selling shareholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling shareholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling shareholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Accordingly, during such times as a selling shareholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling shareholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $15,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York. Certain members of Sichenzia Ross Friedman Ference LLP will receive 350,000 shares of the Company’s common stock under this registration statement to be issued as compensation for legal services.

EXPERTS

The financial statements of Biophan Technologies, Inc. as of February 28, 2007 and 2006, and for each of the three years in the period ended February 28, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the report of Goldstein Golub Kessler LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The Goldstein Golub Kessler LLP report included an explanatory paragraph related to Biophan Technologies, Inc.’s ability to continue as a going concern.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

•	Reference is made to our annual report on Form 10-K for the fiscal year ended February 28, 2007, as filed with the SEC on May 8, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on June 19, 2007, which is hereby incorporated by reference.
•	Reference is made to our quarterly report on Form 10-Q for the quarter ended May 31, 2007, as filed with the SEC on July 6, 2007, which is hereby incorporated by reference.
•	The description of our common stock is incorporated by reference to our Registration Statement on Form 10-SB (File No. 000-26057), filed with the SEC on May 13, 1999.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Michael L. Weiner.

  DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

As permitted by the Nevada General Corporation Law, we have adopted provisions in our certificate of incorporation and by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

o any breach of the director's duty of loyalty to us or our stockholders;

o any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

o any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

o any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our by-laws provide that:

o we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Nevada General Corporation Law; and

o we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

BIOPHAN TECHNOLOGIES, INC.

6,472,328 SHARES OF COMMON STOCK

PROSPECTUS

August 9, 2007

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	Reference is made to our annual report on Form 10-K for the fiscal year ended February 28, 2007, as filed with the SEC on May 8, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on June 19, 2007, which is hereby incorporated by reference.
•	Reference is made to our quarterly report on Form 10-Q for the quarter ended May 31, 2007, as filed with the SEC on July 6, 2007, which is hereby incorporated by reference.
•	The description of our common stock is incorporated by reference to our Registration Statement on Form 10-SB (File No. 000-26057), filed with the SEC on May 13, 1999.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries, provided that certain members of Sichenzia Ross Friedman Ference LLP will receive 350,000 shares of the Company’s common stock under this registration statement to be issued as compensation for legal services.

Item 6. Indemnification of Directors and Officers.

As permitted by the Nevada General Corporation Law, we have adopted provisions in our certificate of incorporation and by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

o any breach of the director's duty of loyalty to us or our stockholders;

o any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

o any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

o any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our by-laws provide that:

o we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Nevada General Corporation Law; and

o we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.
We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 7. Exemption from Registration Claimed.

The 6,472,328 shares of common stock to be sold by the selling stockholders pursuant to this Registration Statement are issuable upon exercise of outstanding stock options issued pursuant to the Company’s 2006 Incentive Stock Plan. The stock options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	Biophan Technologies, Inc. 2006 Incentive Stock Plan
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
23.2	Consent of Goldstein Golub Kessler LLP

Item 9. Undertakings.

(1)	The undersigned Registrant hereby undertakes to:

(a) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

(b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

(c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(2) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Pittsford, New York, on August 9, 2007.

BIOPHAN TECHNOLOGIES, INC.

By:	/s/ Michael L. Weiner
Michael L. Weiner
President

By:	/s/ Robert J. Wood
Robert J. Wood
Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Michael L. Weiner	President	August 9, 2007
Michael L. Weiner	and Director (principal executive officer)

/s/ Robert J. Wood	Interim Chief Financial Officer (principal financial and principal accounting officer)	August 9, 2007
Robert J. Wood

/s/ Guenter H. Jaensch	Director	August 9, 2007
Guenter H. Jaensch

/s/ Theodore A. Greenberg	Director	August 9, 2007
Theodore A. Greenberg

/s/ Bonita L. Labosky	Director	August 9, 2007
Bonita L. Labosky

/s/ Stan Yakatan	Director	August 9, 2007
Stan Yakatan